Exhibit 99.1

QVC U.S. CEO CLAIRE WATTS RESIGNS
WEST CHESTER, Pa. (September 3, 2014) - QVC, the global leader in video and ecommerce retail, today announced that Claire Watts has resigned from her role as Chief Executive Officer of QVC’s U.S. operations, effective Friday, September 5, to pursue other opportunities.
"Claire has played an instrumental role in QVC’s evolution to a leading multichannel retailer since joining the company in 2008,” said Mike George, President and Chief Executive Officer of QVC, Inc. “Under her leadership, we’ve deepened our customer relationships and significantly expanded our ecommerce, mobile, and social platforms. I want to thank Claire for her many contributions to QVC, including helping to build an experienced, dedicated U.S. leadership team and a stronger, more agile U.S. business. Everyone at QVC wishes her the best in her future endeavors.”

“While the decision to move on from QVC was not an easy one, I am proud of what the U.S. team has accomplished over the past six years,” said Watts. “As I look forward to taking on new challenges, I know QVC has a strong and seasoned team in place to build upon the momentum that we have achieved in the U.S. business.”

With Ms. Watts’ departure, the senior U.S. leadership team, including Doug Howe, EVP Merchandising & Planning, Mary Campbell, EVP Commerce Platforms, and Rob Muller, SVP U.S. Strategic Planning & Analytics, will report to Mike George on an interim basis as QVC seeks to optimize its long-term management structure.

About QVC
QVC, Inc., a wholly owned subsidiary of Liberty Interactive Corporation (NASDAQ: LINTA, LINTB), is the world's leading video and ecommerce retailer. QVC is committed to providing its customers with thousands of the most innovative and contemporary beauty, fashion, and jewelry and home products. Its programming is distributed to approximately 300 million homes worldwide through operations in the U.S., Japan, Germany, United Kingdom, Italy and a joint venture in China. West Chester, Pa.-based QVC has shipped more than a billion packages in its 27-year history and the company's website, QVC.com, is ranked among the top general merchant Internet sites. QVC, Q, and the Q Ribbon Logo are registered service marks of ER Marks, Inc.
Forward-Looking Statements
This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation, statements about QVC’s interim and long-term management structure. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, general market conditions. These forward looking statements speak only as of the date of this press release, and QVC expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in QVC's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of QVC, including the most recent Form 10-K for additional information about QVC and about the risks and uncertainties related to QVC's business which may affect the statements made in this press release.

CONTACT: Paul Capelli, QVC Vice President, Corporate Communications and Community Affairs, 484.701.8836, Paul.Capelli@QVC.com